EXHIBIT 99.4

Guardian 8 Eliminates Substantial Debt and Increases Cash From Exercise of Warrants

SCOTTSDALE, AZ -- (Marketwire) -- 07/25/12 -- Guardian 8 Holdings (OTCQB: GRDH) (PINKSHEETS: GRDH) announced today that $544,500 of debt has been eliminated in the conversion of convertible promissory notes to shares of common stock just months before the launch of its subsidiary's G8 Pro V2 defense device. Four board members and GRDH's CEO, holding $165,000 in convertible debt, were included among the transactions completed in late June.

Guardian 8 CEO Steve Cochennet commented, "I'm very pleased to see this level of confidence as we prepare to launch the G8 Pro V2 in the fourth quarter of this year. Guardian 8 continues to execute very well and being virtually debt-free at this time is a critical achievement for us."

Guardian 8 raised $61,750 in warrants associated with the debt conversions. Cochennet continued by saying, "Every member of the board who held convertible debt converted because they believe in the vision and see the benefits of holding an equity stake in the company."

Guardian 8, through its wholly owned operating subsidiary, Guardian 8 Corporation, is developing a personal defense product that emphasizes a 'layered defense' approach to protection. The company received its second nomination for "Security's Best" from ASIS and finalists are expected to be announced in September.

Product Page: http://guardian8.com/product/

Company LinkedIn page: http://www.linkedin.com/company/2298044?trk=tyah

About Guardian 8 Holdings

Guardian 8 Holdings, through its wholly owned operating subsidiary, Guardian 8 Corporation, is the developer and manufacturer of the G8 Pro V2, a unique and innovative product which combines eight non-lethal technologies designed to prevent and protect an individual from aggressors and assailants, while notifying law enforcement or others of the situation. The small, easy to use hand-held unit integrates an alerting siren, LED strobe light, laser spotter, camera, microphone, emergency notification, and pepper spray. The company plans to market their personal defense solution to professional security organizations, as well as individuals and families. To learn more about the company and its device, visit www.Guardian8.com

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward-looking statements."

Such statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Such statements involve risks and uncertainties, including but not limited to: any implied or perceived benefits resulting from the conversion of debt or exercise of warrants; Guardian 8's and its subsidiaries business prospects; the ability of Guardian 8 to execute its business plan; benefits of the G8 Pro V2 device; any other effects resulting from the information disclosed above; risks and effects of legal and administrative proceedings and government regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

Important factors that could cause actual results to differ materially from the forward-looking statements Guardian 8 makes in this press release include market conditions and those set forth in reports or documents it files from time to time with the SEC. Guardian 8 undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investor Contact:
James Kautz
888-654-5318